                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          IP VOICE COMMUNICATIONS, INC.

                                Nevada 65-0729900
               ------------------------------- -------------------
                (State or other jurisdiction of (I.R.S. Employer
               incorporation or organization) Identification No.)

                            7585 East Redfield Road,
                      Suite 202, Scottsdale, Arizona 85260
                ------------------------------------- ----------
               (Address of principal executive offices) (Zip Code)

                    IP VOICE COMMUNICATIONS 2001 STOCK AWARD II
                      Consulting and Employee Services Plan
                            (Full title of the plan)

                                  Barbara Will
                      President and Chief Operating Officer
                       7585 East Redfield Road, Suite 202
                            Scottsdale, Arizona 85260
                                 (480) 948-1895
            (Name, address and telephone number of agent for service)

------------------------------------- ------------------- ------------------ -------------------------------- --------------------

 Title of Class of Securities to be         Amount         Offering Price      Proposed Maximum Aggregate          Amount of
             Registered                to Be Registered       per Unit             Offering Price (1)          Registration Fee
------------------------------------- ------------------- ------------------ -------------------------------- --------------------
------------------------------------- ------------------- ------------------ -------------------------------- --------------------

Common Stock, $.001 par value             3,384,418             $.20                    $857,280                    $214.32
------------------------------------- ------------------- ------------------ -------------------------------- --------------------
------------------------------------- ------------------- ------------------ -------------------------------- --------------------

Total Registration Fee                        --                 --                        --                       $214.32
------------------------------------- ------------------- ------------------ -------------------------------- --------------------

(1) This Registration Statement shall also cover any additional shares of
Common Stock, which become issuable under the IP VOICE COMMUNICATIONS, Inc. -
Year 2001 Stock Award Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2) Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per unit, maximum aggregate offering price and registration fee is based upon the average of the high and the low price at the close of the market for the common stock on
April 19, 2001.

EXPLANATORY NOTE
IP VOICE COMMUNICATIONS, INC. ("Company," "we" or "us") has prepared this registration Statement in accordance with the requirements of Form S-8 under the
Securities Act of 1933, as amended (the "Securities Act") to register 3,384,418 shares of our common stock, which will be awarded to eligible persons under our
Year 2001 Stock Award Plan ("Plan").

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as mended (the
"Securities Act"), we will distribute an information statement containing the information specified in Part I of Form S-8 (an "Information Statement") to
participants under our Stock Plan. Such Information Statement, taken together with the documents incorporated by reference herein pursuant to Item 3 of Part
II below, constitutes a prospectus meeting the requirements of Section 10(a) of the Securities Act, and such Information Statement is hereby incorporated by reference in this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
The SEC permits us to "incorporate by reference" material information required by Form S-8, which means that we may disclose important information to you by referring you to documents that we file with the SEC. Accordingly, the information incorporated by referenced is considered to be part of this
Registration Statement. Information that we file with the SEC after the filing of this S-8 registration statement will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or
15(d) of the Securities Exchange Act of 1934 until all of the shares covered by this Registration Statement have been sold or deregistered:

     (a) Our latest Annual Report on Form 10-KSB for the year ended December 31,
         2000, filed under Section 13(a) or 15(d) of Securities Act of 1934, as amended (the "Exchange Act").

     (b) All other reports which we have filed  pursuant to Section  13(a) or
         15(d) of the  Exchange  Acts  since the end of the fiscal  year covered by the registrant document referred to in (a) immediately above.

     (c) Our  Registration Statement on Form SB-2 and all amendments thereto effective  as of February  14,  2001.  (d) The  description  of our common stock contained in our Form 10-SB which was filed as of
         November 3, 1999.

ITEM 4. DESCRIPTION OF SECURITIES.
The class of securities to be offered hereby has been registered on Form
10-SB under Section 12 of the Exchange Act by the registrant, and incorporated by reference.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.
Hamilton, Lehrer & Dargan, P.A. has rendered legal services and prepared
Form S-8 whose office is located at 555 South Federal Highway, Suite 270, Boca
Raton, Florida 33432.

Durland & Company, CPAs, P.A., consents to incorporation by reference of their report in the Company's Form 10-KSB for the period ended December 31, 2000 and in the Company's Form SB-2 effective as of February 14, 2001.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Limitation of Liability and Indemnification Matters
Our articles of incorporation provide that no director shall have personal liability to any of our stockholders for monetary damages for breach of any duty as a director or officers involving any act or omission of any such director or officer. Such a provision, however, under Nevada law, cannot eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of the law, (iii) under applicable Sections of the Nevada
Revised Statutes, (iv) the payment of dividends in violation of the Nevada
Revised Statutes or, (v) for any transactions from which the director derived an improper personal benefit. Our bylaws provide for indemnification of officers and directors pursuant to Nevada law.

Section 78.7502 of the Nevada Revised Statutes ("NRS") provides that Nevada corporations may limit, through indemnification, the personal liability of their directors or officers in actions, claims or proceedings brought against such person by reason of that person's current or former status as an officer or director of the corporation. We may indemnify our directors or officers if the person acted in good faith and in a manner the person reasonably believed was, at least, not opposed to the best interests of the corporation. In the event of a criminal action or proceeding, indemnification is not available if the person had reasonable cause to believe their action was unlawful.

Section 78.751 of the NRS provides that any indemnification provided for by
NRS 78.7502 (by court order or otherwise) shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors or officers who have ceased to hold such positions and to their heirs, executors and administrators.

Section 78.752 of the NRS allows corporations to provide insurance, or other financial arrangements such as a program of self-insurance, for their directors or officers. Such insurance may provide coverage for any liability asserted against the person and liability and expenses incurred by the person in their capacity as a director or officer or arising out of their status as such, whether or not the corporation has the authority to indemnify the person against such liability and expenses. However, no financial arrangement made under Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
Not Applicable.

ITEM 8. CONSULTANTS AND ADVISORS.

ITEM 9.  EXHIBITS.
See Exhibit Index and Exhibits attached hereto.

ITEM 10.  UNDERTAKINGS.
 A. We hereby undertake:
        (1) To File, during any period in which offers and sales are being made, a post- effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the
            Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission
             (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20%
             change in the maximum aggregate offering price set forth in the
             "Calculation of Registration Fee" table in the effective
             registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration
              statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)
              (i) and (a)(1)(ii) of this section do not apply if the
              registration statement is on Form S-3, Form S-8 or Form F-3, and if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange
              Act of 1934 that are incorporated by reference in the registration statement.

                (2) That, for purposes of determining any liability under the
                    Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the
                    securities offered therein, and the offering of such
                    securities at that time shall be deemed to be the initial
                    bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which
                    remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the
Company's Annual Report pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such Indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements on Form SB-2 and authorized this Registration
Statement to be signed on its behalf by the undersigned in the City of Phoenix,
State of Arizona, on April 20, 2001.

IP VOICE COMMUNICATIONS, INC.

By: /s/ Barbara Will
   ------------------------------------
        Barbara Will
        President and Chief Operating Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                      Title                                Date

/s/ James K. Howson          Director and                    April 20, 2001
    James K. Howson          Chief Executive Officer
                             [Principal Executive Officer]

/s/ Barbara Will             Director a                      April 20, 2001
    Barbara Will

/s/ Russell Watson           Director                        April 20, 2001
    Russell Watson

                                   EXHIBITS TO
                                    FORM S-8

                                  EXHIBIT INDEX

------------------ --------------------------------------------------------------------------------
    Exhibit #      Exhibit Item
------------------ --------------------------------------------------------------------------------
------------------ --------------------------------------------------------------------------------
       3.1         Articles of Incorporation (Incorporated by Reference, Registration Statement
                   on SB-2 effective 2/14/01)*
------------------ --------------------------------------------------------------------------------
------------------ --------------------------------------------------------------------------------
       3.2         Certificate of Amendment to the Articles of Incorporation Changing the
                   Company's name to IPVoice Communications, Inc. (Incorporated by Reference,
                   Registration Statement on SB-2 effective 2/14/01)*
------------------ --------------------------------------------------------------------------------
------------------ --------------------------------------------------------------------------------
                   Certificate of Amendment to Articles of Incorporation Changing the Company's
       3.3         name to IPVC.com Inc. (Incorporated by Reference, Registration Statement on
                   SB-2 effective 2/14/01)*
------------------ --------------------------------------------------------------------------------
------------------ --------------------------------------------------------------------------------
                   Certificate of Amendment to Articles of Incorporation Changing the Company's
       3.4         name to IP VOICE COMMUNICATIONS, Inc. (Incorporated by Reference, Registration
                   Statement on SB-2 effective 2/14/01)*
------------------ --------------------------------------------------------------------------------
------------------ --------------------------------------------------------------------------------
                   Bylaws (Incorporated by Reference, Registration Statement on SB-2 effective
       3.5         2/14/01)*
------------------ --------------------------------------------------------------------------------
------------------ --------------------------------------------------------------------------------
        4          Instruments Defining Rights of Security Holders (Incorporated by Reference,
                   Registration Statement on SB-2 effective 2/14/01)*
------------------ --------------------------------------------------------------------------------
------------------ --------------------------------------------------------------------------------
        5          Opinion Re: Legality and Consent
------------------ --------------------------------------------------------------------------------
------------------ --------------------------------------------------------------------------------
      10.1         IP VOICE COMMUNICATIONS 2001 Stock
                   Award II
------------------ --------------------------------------------------------------------------------
------------------ --------------------------------------------------------------------------------
       23          Consent of Durland & Company, CPAs, P.A
------------------ --------------------------------------------------------------------------------
------------------ --------------------------------------------------------------------------------

* Previously Filed

EX-5

                        OPINION RE: LEGALITY AND CONSENT
                        HAMILTON, LEHRER AND DARGAN, P.A.
                      555 South Federal Highway, Suite 270
                            Boca Raton, Florida 33432
                               Phone: 561-416-8956
                                Fax: 561-416-2855

April 20, 2001
IP VOICE COMMUNICATIONS, INC.
7585 East Redfield Road,
Suite 202, Scottsdale, Arizona 85260

RE: SEC Registration Statement on Form S-8

Dear Sir/Madam:

This firm (the "Firm") has been engaged as counsel for IP VOICE COMMUNICATIONS,
INC., a Nevada corporation (the "Company"), in connection with its proposed offering under the Securities Act of 1933, as amended (the "Act"), of 3,384,418 shares of its common stock which are to be issued under a plan for consulting services by the Company, by a filing of a Registration Statement under Form S-8 to which this opinion is a part, to be filed with the Securities and Exchange
Commission (the "Commission"). In connection with rendering the opinion as set forth below, the Firm has reviewed and examined originals or copies of the following:

1.       Articles of Incorporation of the Company, and any amendments, as filed with the Secretary of State of Nevada;

2.       By-Laws of the Company

3.       Written  Consent or Minutes of a Meeting of and Employee Services Plan
         II the Board of Directors on or about April 20, 2001 authorizing  the
         Consultanting (the "Plan");

3.       Consulting Services Plan by the Company dated April 20, 2001; and

4.       The Company's Registration Statement on Form S-8 and exhibits thereto as filed with the Commission.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to the Firm as originals, the conformity with the original documents of all documents submitted to the Firm as certified or photostatic copies, and the authenticity of the originals of such copies and the truth of all information supplied us.

We have further assumed, among other things, that the recipient of the Shares will have completed the required services, and/or provided considerations required acceptable to the Board of Directors and in compliance with Form S-8 and that any Shares to be issued will have been registered in accordance with the Act, absent the application of an exemption from registration, prior to the issuance of such Shares. We have not independently investigated or verified any matter, assumption, or representation.

Based upon the foregoing and in reliance thereof, it is our opinion that, subject to the limitations set forth herein, the Shares to be issued will be duly and validly authorized, legally issued, fully paid and non-assessable. This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement and does not cover subsequent issuances of shares, pertaining to services to be performed in the future (such transactions are required to be included in either a new
Registration Statement or a Post-Effective Amendment to the Registration
Statement including updated opinions).

This opinion is limited. We consent to you filing this opinion with the
Commission as an exhibit to the Registration Statement on Form S-8. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion is based upon our assumptions as to application of the law and facts as of the date hereof. We assume no duty to communicate with you with respect to any matters, which may come to our attention hereafter.

Sincerely yours,

/s/ Brenda Hamilton
    Brenda Hamilton

EX-10.1

                    IP VOICE COMMUNICATIONS 2001 STOCK AWARD
                      CONSULTING AND EMPLOYEE SERVICES PLAN II

THIS CONSULTING AND EMPLOYEE  SERVICES PLAN (the "Plan") is made as of the ___
day of February 2001, by IP VOICE  COMMUNICATIONS, INC.(the "Company"), for the
Company's consultants and employees ("the recipients).

                                R E C I T A L S:

The Company desires under agreement to grant  compensation  to recipients in exchange for services  provided to the Company,  shares of the common stock of the Company (the "Common Stock"), pursuant to the provisions set forth herein;

1.Grant of Shares. The Company shall grant to the Recipients from time to time the following  shares of Common Stock (the  "Shares") in the Company.

         Class of Stock                                  Number of Shares
         ----------------------------------------------------------------
          Common                                            3,384,418

2. Services. Recipients shall provide bona fide services to the Company not in connection with capital raising activities.

3. Compensation. Recipient's compensation is the Shares identified herein.
The parties agree the Shares are valued at $._____ each. Recipients are responsible for all income taxes.

4. Registration or Exemption. Notwithstanding anything to the contrary contained herein, the Shares will be registered on Form S-8 Registration
Statement dated April 20,2001.

5. Delivery of Shares. The Company shall deliver to the Recipient such shares for services pursuant to the agreement for services between the Company and the recipient.

6. Waiver. No waiver is enforceable unless in writing and signed by such waiving party, and any waiver shall not be construed as a waiver by any other party or of any other or subsequent breach.

7.Amendments. This Plan may not be amended unless by the mutual Consent of all of the parties hereto in writing.

8. Governing Law. This Plan shall be governed by the laws of the State of
Arizona, and the sole venue for any action arising hereunder shall be Maricopa
County, Florida.

9. Assignment and Binding Effect. Neither this Plan nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written Consent of the other parties hereto, except as otherwise provided herein. This Plan shall be binding upon and for the benefit of the parties hereto and their respective heirs, permitted successors, assigns and/or delegates.

10. Integration and Captions. This Plan includes the entire understanding of the parties hereto with respect to the subject matter hereof. The captions herein are for convenience and shall not control the interpretation of this
Plan.

11. Legal Representation. Each party has been represented by independent legal counsel in connection with this Plan, or each has had the opportunity to obtain independent legal counsel and has waived such right, and no tax advice has been provided to any party.

12. Construction. Each party acknowledges and agrees having had the opportunity to review, negotiate and approve all of the provisions of this Plan.

13. Cooperation. The parties agree to execute such reasonable necessary documents upon advice of legal counsel in order to carry out the intent and purpose of this Plan as set forth herein above.

14. Hand-Written Provisions. Any hand-written provisions hereon, if any, or attached hereto, which have been initialed by all of the parties hereto, shall control all typewritten provisions in conflict therewith.

15. Fees, Costs and Expenses. Each of the parties hereto acknowledges and agrees to pay, without reimbursement from the other party(ies), the fees, costs, and expenses incurred by each such party incident to this Plan.

16.Consents and Authorizations. By the execution herein below, each party acknowledges and agrees that each such party has the full right, power, legal capacity and authority to enter into this Plan, and the same constitutes a valid and legally binding Plan of each such party in accordance with the terms, conditions and other provisions contained herein.

17. Gender and Number. Unless the context otherwise requires, references in this Plan in any gender shall be construed to include all other genders, references in the singular shall be construed to include the singular.

18.Severability. In the event anyone or more of the provisions of this Plan shall be deemed unenforceable by any court of competent jurisdiction for any reason whatsoever, this Plan shall be construed as if such unenforceable provision had never been contained herein.

                                  EXHIBIT "A"

Item 1 - Plan Information

        (a) General Plan Information

1. The title of the Plan is: IP VOICE COMMUNICATIONS, Inc.-Year 2001 Stock
Award Plan ("Plan") and the name of the registrant whose securities are to be offered pursuant to the Plan is IP VOICE COMMUNICATIONS, INC. ("Company").

2. The general nature and purpose of the Plan is to grant Employees and
Consultants 3,384,418 shares of the Company as compensation for services rendered and service to be rendered to the Company.

3. To the best of Company's knowledge, the Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

4. The Company shall act as Plan Administrator. The Company's address is:
IP VOICE COMMUNICATIONS, INS. 7585 East Redfield Road, Suite 202, Scottsdale,
Arizona 85260

The telephone number of the Company is 303-738-1266.

        (a) The Company, as administrator of the Plan, will merely issue to the employees and Consultant shares of Common Stock pursuant to the terms of the Plan.

        (b) Securities to be offered. Pursuant to the terms of the Plan, shares of the Company's common stock will be offered.

        (c) Employees Who May Participate in the Plan. Employees and Consultants
            who provide bona fide services to the Company may participate in the plan. Employees and Consultants are eligible to receive the securities provided the securities have been registered or are exempt from registration under the Securities Act of 1933, as amended (the "Act").

        (d) Purchase of Securities Pursuant to the Plan. The Company shall issue and deliver the securities to Employees and Consultants as soon as practicable.

        (e) Resale Restrictions. Employees and Consultants, after receipt of the
            Shares, may assign, sell, convey or otherwise transfer the securities received, subject to the requirements of the Act.

        (f) Tax Effects of Plan Participation. The IP VOICE COMMUNICATIONS, Inc.
            Year 2001 Stock Award Plan II is not qualified under Sec. 401 of the
            Internal Revenue Code of 1986, as amended.

        (g) Investment of Funds. n/a

        (h) Withdrawal from the Plan; Assignment of Interest. Withdrawal or termination as to the Plan may occur upon mutual written Consent of the parties. Employees and Consultants have the right to assign or hypothecate Employees or Consultant's interest in the Plan, subject to Plan provisions.

        (i) Forfeitures and Penalties. n/a

        (j) Charges and Deductions and Liens Therefore. n/a

Item 2 -Registrant Information and Employee Plan Annual Information.

Registrant, upon oral or written request by Employees and Consultants, shall provide, without charge, the documents incorporated by reference in Part II,
Item 3 of Company's Form S-8 Registration Statement for the securities as well as any other documents required to be delivered pursuant to SEC Rule 428(b)
(17 CFR Section 230.428(b)). All requests are to be directed to the Company at the address provided in paragraph (a)(4) above.

EX-23

                                   EXHIBIT 23
                                CONSENT OF EXPERT

We hereby consent to the incorporation by reference in the April 20, 2001 filing of IP VOICE COMMUNICATIONS, INC. on Form S-8 of our reports appearing in the Company's Form 10-KSB for the period ended December 31, 2000 and in the
Company's Form SB-2 effective as of February 14, 2001.

/s/ Durland & Company, CPSs, P.A.
    Durland & Company, CPAs, P.A